April 18, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements made by NovaMed, Inc. in item 4.01(a) (copy attached), which we understand will be filed with the Commission, pursuant to
Item 4.01 of Form 8-K, as part of the Company's Form 8-K report dated April 12, 2005. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,


PricewaterhouseCoopers LLP